Exhibit 99

Changes Regarding Titan’s Board of Directors

QUINCY, Ill. - February 29, 2008 - Titan’s Board of Directors has been informed that for personal reasons, Mr. Edward J. Campbell regretfully resigns his position as a Titan Director, effective March 1, 2008. The Company and its Directors would like to thank Mr. Campbell for his 14 years of service to the Board and his many contributions, including his latest guidance on building Titan’s new giant off-the-road (OTR) tire, the largest in the world.
“I met Ed in 1975 when I was a little bit younger,” said Titan Chairman and CEO Maurice M. Taylor Jr. “There’s not a finer person in regard to skill, integrity and toughness that I have met in the business world. Ed has been tremendous help to me over the many years and I will continue to reach out from time to time and ask for his wisdom in the future. The Company, its directors and I personally appreciate all of Ed’s many contributions to Titan and he has all of our best wishes.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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